EXHIBIT 2.1

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

This Amendment No. 1 to Stock Purchase Agreement (this “Amendment”) is dated as of December 3, 2004 by and among Actuant Corporation (“Purchaser”), Key Components, Inc. (the “Company”) and the shareholders of the Company whose names are set forth on the signature pages hereto. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Stock Purchase Agreement dated as of November 18, 2004 (the “Stock Purchase Agreement”) by and among Purchaser, the Company and the shareholders of the Company.

WHEREAS, the parties hereto desire to amend the Stock Purchase Agreement to provide that Purchaser shall Purchase from the Shareholders all of the issued and outstanding shares of Common Stock and Preferred Stock of the Company without requiring that all of the outstanding Preferred Stock be converted into Common Stock immediately prior to Closing.

NOW, THEREFORE, the parties hereto agree as follows:

1.	The second recital in the Stock Purchase Agreement is hereby deleted in its entirety.

2.	The last recital in the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“WHEREAS, on the Closing Date, the Purchaser desires to purchase all of the issued and outstanding shares of Common Stock and Preferred Stock (collectively, the “Shares”) from the Shareholders, and the Shareholders desire to sell the Shares to the Purchaser, upon the terms and conditions herein set forth.”

3.	Section 4.10 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“4.10 Delivery of Information Regarding Shares to Purchaser. No later than ten (10) days prior to the Closing Date, the Company shall deliver to Purchaser a written notice specifying the total number of issued and outstanding shares of Common Stock and Preferred Stock as of the Closing Date, the number of shares of Common Stock and Preferred Stock that each Shareholder is the holder of as of the Closing Date and the Closing Payment Percentage for each of the Shareholders.”

4.	The last sentence of Section 1.2 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“For purposes of this Section 1.2, “Share Price” shall be calculated by dividing (i) the Closing Payment plus $20,000,000 by (ii) the number of shares of Common Stock that would be outstanding were all shares of Preferred Stock converted into Common Stock immediately prior to Closing.”

5.	The definition of “Allocable Portion” in Section 9.1 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Allocable Portion” means, with respect to any Shareholder, that percentage of the total number of shares of Common Stock that would be sold by all Shareholders hereunder which would be sold by such Shareholder, in each case assuming all shares of Preferred Stock were converted into Common Stock immediately prior to the Closing. The Allocable Portion is the same as the “Closing Payment Percentage” for each Shareholder.

6.	The introductory paragraph of Article IIA of the Stock Purchase Agreement shall be amended by deleting the following parenthetical:

“(except for the conversion of Preferred Stock immediately prior to the Closing Date)”

7.	Except as amended hereby, the terms and conditions of the Stock Purchase Agreement shall remain in full force and effect.

8.	This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile transmission shall be effective as an in-hand delivery of an original executed counterpart thereof.

9.	This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any applicable principles of conflicts of law.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

PURCHASER:
ACTUANT CORPORATION

By:	/s/ Robert C. Arzbaecher
Name:	Robert C. Arzbaecher
Title:	President and CEO

THE COMPANY:
KEY COMPONENTS, INC.

By:	/s/ Alan L. Rivera
Name:	Alan L. Rivera
Title:	Vice President

Signature Page to Amendment No. 1 to

Stock Purchase Agreement

THE SHAREHOLDERS:

CHARLES H. DYSON 1976 TRUST

By:	/s/ John S. Dyson
John S. Dyson, Trustee

and

By:	/s/ Clay B. Lifflander
Clay B. Lifflander, Trustee

CHARLES H. DYSON 1968 TRUST

By:	/s/ John S. Dyson
John S. Dyson, Trustee

and

By:	/s/ Clay B. Lifflander
Clay B. Lifflander, Trustee

/s/ John S. Dyson John S. Dyson

MARGARET DYSON 1968 TRUST

By:	/s/ John S. Dyson
John S. Dyson, Trustee

and

By:	/s/ Clay B. Lifflander
Clay B. Lifflander, Trustee

/s/ Clay B. Lifflander Clay B. Lifflander

Signature Page to Amendment No. 1 to

Stock Purchase Agreement

/s/ Clay B. Lifflander
Clay B. Lifflander, as custodian for Hudson Bennett Lifflander

/s/ Clay B. Lifflander
Clay B. Lifflander, as custodian for Olivia Lee Lifflander

/s/ Alan L. Rivera
Alan L. Rivera

/s/ George Scherer
George Scherer

KELSO INVESTMENT ASSOCIATES VI, L.P.

By:	Kelso GP VI, LLC,
its general partner

By:	/s/ Philip E. Berney
Name:	Philip E. Berney
Title:	Managing Member

KEP VI, LLC

By:	/s/ Philip E. Berney
Name:	Philip E. Berney
Title:	Managing Member